Exhibit 10.23
INDEPENDENT BANK CORP.
KEY EXECUTIVE SEVERANCE PLAN

SECTION 1
PURPOSE OF THE PLAN

The Board of Directors (the “Board”) of Independent Bank Corp. and the Compensation Committee thereof (the “Committee”) desire to provide executives who are in a position to contribute materially to the success of the Company and its Affiliated Entities (each as defined below) with reasonable compensation in the event of their termination of employment with the Company under the circumstances described herein.

Therefore, in order to fulfill the above purpose, upon the recommendation of the Committee, this Plan was adopted by the Board on October 19, 2023 and became effective on even date therewith.
SECTION 2
DEFINITIONS

Certain terms used herein have the definitions given to them in the first place in which they are used. As used herein, the following words and phrases shall have the following respective meanings:
2.1“Affiliated Entity” means any entity controlled by, controlling or under common control with the Company.

2.2“Annual Base Salary” means the annual base salary paid or payable, including any base salary that is subject to deferral, to the Participant by the Company or any of the Affiliated Entities at the rate in effect immediately prior to the Date of Termination.

2.3“Cause” means (a) the conviction of the Participant, or plea of guilty or nolo contendere by the Participant, to a charge of commission of a felony under federal law or the law of the state in which such action occurred; (b) willful and deliberate failure on the part of the Participant in the performance of his or her employment duties in any material respect; (c) dishonesty in the course of fulfilling the Participant’s employment duties; or (d) a material violation of the Company’s ethics and compliance program, code of conduct or other material policy of the Company.

2.4“CIC Severance Plan” means the Company’s Key Executive Change in Control Severance Plan, as in effect from time to time.

2.5“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.6“Company” means Independent Bank Corp. and any successor(s) thereto or, if applicable, the ultimate parent of any such successor.

2.7“Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein (subject to the notice period and Cure Period in the case of a termination by the Participant for Good Reason). If the Participant’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of the Participant’s death or the date on which the Participant’s termination due to Disability is effective. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Participant experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”

2.8“Disability” means permanent and total disability as determined under the Company’s long-term disability policy applicable to the Participant.

2.9“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.10“Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.11“Good Reason” means the resignation of the Participant after the Company, without the express written consent of the Participant, takes action resulting in:
(a)a material and adverse diminution in the Participant’s primary employment duties, which, for the avoidance of doubt, shall not include changes to the Participant’s duties that result in the Participant having duties that are consistent in all material respects with the duties of an employee serving at the Participant’s level;
(b)a reduction in the Participant’s Annual Base Salary, other than any across the board reduction in base salary (and corresponding decreases to the annual cash incentive opportunity or annual equity incentive opportunity) implemented as part of a reduction that applies uniformly to the Participant and other similarly situated executives of the Company;
(c)a material reduction in the Participant’s target annual cash incentive opportunity and target annual equity incentive opportunity, other than in connection with an across the board decrease or change in the design of the Company’s incentive compensation program that applies uniformly to the Participant and other similarly situated executives of the Company; or
(d)a requirement that the Participant relocate his or her primary place of employment to an office location more than fifty (50) miles from the Company’s offices in Hanover, Massachusetts.

In order to invoke a termination for Good Reason, the Participant shall provide a Notice of Termination to the Company setting forth the existence of one or more of the conditions described in clauses (a) through (d) within thirty (30) days of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have thirty (30) days following receipt of such Notice of Termination (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Participant’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within thirty (30) days from the earlier of (i) the end of the Cure Period, or (ii) the date the Company provides written notice to the Participant that it does not intend to cure such condition. The Participant’s mental or physical incapacity following the occurrence of an event described above in clauses (a) through (d) shall not affect the Participant’s ability to terminate employment for Good Reason and the Participant’s death following delivery of a Notice of Termination for Good Reason shall not affect the Participant’s estate’s entitlement to the severance payments and benefits provided hereunder upon a termination of employment for Good Reason.

2.12“Notice of Termination” means a written notice delivered by the Company to the Participant in the case of a termination for Cause and by the Participant to the Company in the case of a termination for Good Reason that (a) indicates the specific termination provision in this Plan relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated, and (c) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination which shall be not more than thirty (30) days after the giving of such notice (subject to the Company’s right to cure in the case of a resignation for Good Reason). Any termination by the Company for Cause or by the Participant for Good Reason shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 9.7 of this Plan.

2.132.13 “Participant” means an employee of the Company or an Affiliated Entity who is (a) a member of the executive leadership team or (b) a key employee, in each case designated by the Committee in writing as a Participant; provided that an employee who is party to an employment or other agreement with the Company or an Affiliated Entity that provides for severance payments or benefits upon a termination of employment (other than solely in connection with a ”change in control” (or term of similar meaning) ”) shall not be eligible to be a Participant. Designation as a Participant shall be communicated by delivery of a Participation Notice. No employee of the Company or an Affiliated Entity shall be a Participant in the Plan (i) following the Participant’s termination that does not constitute a Qualifying Termination or (ii) during the CIC Period (as defined in the CIC Severance Plan) to the extent the Participant is also a participant in the CIC Severance Plan “Participation Notice” means the written notice provided by the Company to the Participant informing the Participant of the Participant’s eligibility to participate in the Plan, which shall be substantially in the form attached hereto as Exhibit A.

2.14“Plan” means this Independent Bank Corp. Key Executive Severance Plan.

2.15“Qualifying Termination” means a termination of a Participant’s employment by the Participant for Good Reason or by the Company other than for Cause, death or Disability.

SECTION 3
SEPARATION BENEFITS

3.1Qualifying Termination. If a Participant experiences a Qualifying Termination, subject to signing the Release and Covenant Agreement pursuant to Section 3.3 of this Plan and in consideration of the Participant’s compliance with the restrictive covenants and other obligations set forth therein, the Company shall pay or provide to the Participant the payments and benefits at the time or times set forth below (except as otherwise required by Section 8 of this Plan):

(a)a lump-sum cash payment equal to the sum of (i) the Participant’s earned and unpaid Annual Base Salary with respect to employment through the Date of Termination, (ii) any accrued and unused vacation pay or other paid time off, to the extent required to be paid to the Participant by any policy of the Company in effect as of the Date of Termination, or otherwise payable under applicable law, and (iii) any business expenses incurred by the Participant that are unreimbursed as of the Date of Termination, in each case, to the extent not theretofore paid (the sum of the amounts described in clauses (i), (ii) and (iii) shall be hereinafter referred to as the “Accrued Obligations”), with such amount to be paid as soon as reasonably practicable (but no later than thirty (30) days after the Date of Termination); provided that, notwithstanding the foregoing, in the case of clause (i), if the Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Base Salary described in clause (i), then for purposes of this Section 3.1(a), such deferral election, and the terms of the applicable arrangement, shall apply to the same portion of the amount described in such clause (i), and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below);

(b)continued payment of the Participant’s Annual Base Salary as in effect immediately prior to the Date of Termination (disregarding any reduction in salary that is consistent with reductions imposed upon other Participants or any reduction that is a basis for the Participant’s termination for Good Reason) for a period of twelve (12) months following the Date of Termination consistent with the Company’s customary payroll practices; provided, however, that, if the Annual Base Salary exceeds the sum of (i) the amount under the separation pay exception under Section 409A as of the Date of Termination (i.e., $660,000 for 2023) and (ii) the amount that qualifies for the “short-term deferral” exception under Section 409A, the amount equal to such excess shall be paid in a single lump sum as soon as administratively practicable (and in any case no later than on the second payroll date) following the date on which the Release and Covenant Agreement (as defined below) becomes effective;

(c)a lump-sum cash payment equal to the amount that, after the payment of all applicable federal and state income and employment taxes, equals the pre-tax cost to the Company (and for the avoidance of doubt that does not include the Participant’s portion of any premiums) of the Participant’s (including his or her eligible dependents’) participation for a period of twelve (12) months in the Company’s group term life insurance policy and health insurance programs (medical, dental and vision), in each case in which (and on the same basis as) the Participant and the Participant’s eligible dependents participated as of immediately prior to the Date of Termination, less any amount that the Company has already paid on behalf of the Participant with respect to such participation for periods after the Date of Termination, with such amount to be paid as soon as administratively practicable (and in any case no later than on the second payroll date) following the date on which the Release and Covenant Agreement becomes effective; and

(d)to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Participant any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and the Affiliated Entities, including amounts credited to the Participant’s account under the Company’s deferred compensation plan (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

3.2Other Terminations. For the avoidance of doubt, the Participant shall not be entitled to any payments or benefits pursuant to this Plan if the Participant experiences a termination of employment that does not constitute a Qualifying Termination. Any termination of the Participant’s employment by the Company for Cause shall be communicated by a Notice of Termination to the Participant given in accordance with Section 9.7 of this Plan.

3.3Release and Covenant Agreement. The Participant’s receipt of the payments and benefits under Section 3.1 of this Plan (other than with respect to the Accrued Obligations and Other Benefits) shall be subject to the Participant’s execution and non-revocation of a General Release of Claims and Restrictive Covenant Agreement in a form determined in the sole discretion of the Company (the “Release and Covenant Agreement”), within thirty (30) days following the Date of Termination (or by any later date required by applicable law), which shall contain the following: (a) a general release of claims in favor of the Company and its Affiliated Entities and their respective officers, directors and employees; (b) restrictive covenants that prohibit the Participant from (i) competing with the Company and its Affiliated Entities for the one (1)-year period following the Date of Termination, (ii) soliciting, hiring or otherwise interfering with the Company’s relationship with the employees, customers and other business relations of the Company and its Affiliated Entities for the one (1)-year period following the Date of Termination, (iii) disclosing the confidential information of the Company and its Affiliated Entities, including their respective customers and clients (with exceptions for exercising any legally protected whistleblower rights, including pursuant to Rule 21F under the Exchange Act and the right to any related financial reward), and (iv) disparaging the Company and its Affiliated Entities and their respective officers, directors and other service providers; (c) an obligation that the Participant return Company property and cooperate with respect to litigation, investigations and other matters; and (d) an acknowledgement that the Company’s compensation clawback or recoupment policies remain applicable to the Participant. In the event of a breach of the covenants and obligations under the Release and Covenant Agreement, the Release and Covenant Agreement shall provide the Company with the right to seek injunctive and other equitable relief, the right to cease providing or clawback/recoup any payments or benefits provided or previously provided under this Plan and any benefits with respect to the vesting or continued vesting or retention of equity awards in respect of the Company’s common stock. To the extent necessary, the Release and Covenant Agreement shall be intended to comply in all respects with the Massachusetts Noncompetition Agreement Act, M.G.L. c. 149, § 24L (or any successor law), and the Company may include such provisions as it determines to be necessary to ensure compliance therewith. The Release and Covenant Agreement shall be delivered to the Participant by the Company on or as soon as practicable (and no later than five (5) business days) after the Date of Termination, and such agreements need not be uniform.

SECTION 4
NO MITIGATION OR OFFSET; NON-EXCLUSIVITY OF RIGHTS

4.1No Mitigation or Offset. The Company’s obligation to make the payments provided under Section 3.1 of this Plan and otherwise to perform its obligations hereunder shall not be affected by any set‑off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Participant or others. In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment. If a Participant’s employment is terminated because of a plant shutdown or mass layoff or other event to which the Worker Adjustment and Retraining Notification Act of 1988 or similar state law (collectively, “WARN”) applies, then the amount of the payments and benefits under Section 3.1 of this Plan to which the Participant is entitled shall not be reduced by the amount of any pay provided to the Participant in lieu of the notice required by WARN.

4.2Non‑Exclusivity of Rights. Nothing in this Plan shall prevent or limit the Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of the Affiliated Entities and for which the Participant may qualify. Amounts that are vested benefits or that the Participant is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of the Affiliated Entities at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement. Without limiting the generality of the foregoing, the Participant’s resignation under this Plan with or without Good Reason shall in no way affect the Participant’s ability to terminate employment by reason of “retirement” under any compensation and benefits plans, programs or arrangements of the Company or any of the Affiliated Entities or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the Company or any of the Affiliated Entities, and any termination that otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan. Notwithstanding the foregoing, if the Participant receives payments and benefits pursuant to Section 3.1 of this Plan, the Participant shall not be entitled to any severance pay or benefits under any severance agreement, plan, program or policy of the Company or the Affiliated Entities, including under the CIC Severance Plan (or any successor plan thereto).

SECTION 5
AMENDMENTS AND TERMINATION

This Plan may be terminated or amended by resolution duly adopted by the Board or the Committee (as applicable and consistent with the Company’s applicable charters), and an employee’s status as a Participant may be terminated by resolution duly adopted by the Board in the case of a Participant who is an “officer” (as defined in Section 16 of the Exchange Act) and the Committee in the case of other Participants; provided that no amendment or termination that has the effect of reducing or diminishing the benefits or rights of a Participant will be effective without the prior written consent of the Participant (a) if the Participant has incurred a Qualifying Termination prior to the amendment or termination, or (b) if the Participant has not incurred a Qualifying Termination prior thereto, until thirty (30) days after the amendment, termination or change in status as a Participant.

SECTION 6
PLAN ADMINISTRATION

6.1General. The Committee is responsible for the general administration and management of this Plan (the committee acting in such capacity, the “Plan Administrator”) and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the provisions of this Plan and to determine all questions relating to eligibility for benefits under this Plan, to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate, and to make any findings of fact needed in the administration of this Plan.

6.2Not Subject to ERISA. This Plan does not require an ongoing administrative scheme and, therefore, is intended to be a payroll practice which is not subject to ERISA. However, if it is determined that this Plan is subject to ERISA, (i) it shall be considered to be an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (a “top-hat plan”), and (ii) it shall be administered in a manner which complies with the provisions of ERISA that are applicable to top-hat plans.
6.3Indemnification. To the extent permitted by law, the Company shall indemnify the Plan Administrator from all claims for liability, loss, or damage (including the payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with this Plan.

SECTION 7
SUCCESSORS; ASSIGNMENT

7.1Successors. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under this Plan. The benefits provided under this Plan shall inure to the benefit of and be enforceable by the Participants’ personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. As used in this Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, written agreement or otherwise.
7.2Assignment of Rights. It is a condition of this Plan, and all rights of each person eligible to receive benefits under this Plan shall be subject hereto, that no right or interest of any such person in this Plan shall be assignable or transferable, in whole or in part, except by will or the laws of descent and distribution or other operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.

SECTION 8
SECTION 409A OF THE CODE

8.1General. The obligations under this Plan are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent possible. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation, including for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. To the extent necessary in order to avoid the imposition of penalty taxes on a Participant pursuant to Section 409A of the Code, all payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A of the Code.

In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year shall be paid in the later taxable year.
8.2Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, without limitation, where applicable, the requirement that (a) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Participant’s remaining lifetime; (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (c) the reimbursement of any eligible fees and expenses shall be made no later than the last day of the calendar year following the year in which the applicable fees and expenses were incurred; provided that the Participant shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

8.3Delay of Payments. Notwithstanding any other provision of this Plan to the contrary, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any payment or benefit that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to be paid to such Participant under this Plan during the six (6)-month period immediately following such Participant’s separation from service (as determined in accordance with Section 409A of the Code) on account of such Participant’s separation from service shall be accumulated and paid to such Participant on the first business day of the seventh month following the Participant’s separation from service (the “Delayed Payment Date”), to the extent necessary to avoid penalty taxes or accelerated taxation pursuant to Section 409A of the Code. If such Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his or her estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of such Participant’s death.

SECTION 9
MISCELLANEOUS

9.1Governing Law. Except to the extent preempted by ERISA, this Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflicting provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the laws of any jurisdiction other than the Commonwealth of Massachusetts to be applied. In furtherance of the foregoing, the internal laws of the Commonwealth of Massachusetts will control the interpretation and construction of this Plan, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.
9.2Dispute Resolution; Legal Fees. Any dispute arising out of or relating to this Plan or the Release and Covenant Agreement (other than a claim relating to a breach of the covenants under the Release and Covenant Agreement with respect to which the Company is seeking injunctive relief or other equitable remedy) will be settled in accordance with the commercial arbitration rules of the American Arbitration Association. Any dispute relating to a claim of a breach of the covenants under the Release and Covenant Agreement with respect to which the Company is seeking injunctive relief or other equitable remedy shall be brought in the Suffolk County Superior Court of the Commonwealth of Massachusetts. The cost of the arbitrator will be paid by the Company in the case of an arbitration, and otherwise each party will be responsible for their own legal fees and expenses incurred as a result of any contest (regardless of the outcome thereof) by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or the Release and Covenant Agreement, or any guarantee of performance thereunder, unless an applicable statute provides that the prevailing party may recover its legal fees.

9.3Withholding. The Company may withhold from any amount payable or benefit provided under this Plan such federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.
9.4Gender and Plurals. Wherever used in this Plan document, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.
9.5Plan Controls. In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document controls. The captions in this Plan are not part of the provisions hereof and shall have no force or effect.
9.6Not an Employment Contract. Neither this Plan nor any action taken with respect to it shall confer upon any person the right to continued employment with the Company.
9.7Notices.

(a)Any notice required to be delivered to the Company by a Participant hereunder shall be properly delivered to the Company when personally delivered to, or actually received through the U.S. mail by:

Independent Bank Corp.
288 Union Street
Rockland, MA 02370
Attention: General Counsel

(b)Any notice required to be delivered to the Participant by the Company hereunder shall be properly delivered to the Participant when the Company delivers such notice personally or by placing said notice in the U.S. mail registered or certified mail, return receipt requested, postage prepaid to that person’s last known address as reflected on the books and records of the Company.
9.8Severability. If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of this Plan, and this Plan shall be construed and enforced as if such provision had not been included in this Plan.

Exhibit A
Independent Bank Corp.
Designation of Participation in Key Executive Severance Plan

The Participant identified below has been selected to participate in the Independent Bank Corp. Key Executive Severance Plan (the “Plan”). A copy of the Plan is attached. By signing this designation, the Participant acknowledges and agrees that (a) the Participant’s entitlement to benefits under the Plan is subject to the terms and conditions of the Plan as in effect from time to time and (b) the Participant’s rights under the Plan are the sole and exclusive rights of the Participant with respect to separation pay other than in connection with a Change in Control (as defined in the Independent Bank Corp. Key Executive Change in Control Severance Plan, as in effect from time to time) to the extent the Participant is a participant in such plan. [By signing this letter, the Participant agrees that the agreement between Participant and [•], dated as of [•], is terminated and of no further force or effect as of the date hereof.]

Independent Bank Corp.

By:

Title:

Date:

Acknowledged and agreed this ____ day of _____________, 20__.
____________________________
[Insert Name of Participant]